Exhibit 10.1

AGREEMENT AND RELEASES

This Agreement and Releases (the “Agreement”) is made and entered into as of the 29th day of June, 2007, by and between Convergys Corporation, an Ohio corporation, for itself and on behalf of its subsidiaries (hereinafter referred to collectively as “CONVERGYS”) and William H. Hawkins, II (“HAWKINS”).

WHEREAS, CONVERGYS and HAWKINS are parties to an Employment Agreement executed September 11, 2000 (the “Employment Agreement”); and

WHEREAS, effective June 29, 2007 (“Effective Retirement Date”), HAWKINS has retired from CONVERGYS; and

WHEREAS, the parties desire to resolve any and all issues related to the Employment Agreement and HAWKINS’ employment with and separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree and covenant as follows:

1.	Employment Agreement.

a) HAWKINS acknowledges and agrees that, notwithstanding the termination of the Employment Agreement as a result of his retirement, he continues to be bound by the obligations regarding Confidentiality, New Developments, Surrender of Material Upon Termination, Covenant Not to Compete and Goodwill as set forth in Sections 7, 8, 9, 11 and 12 of the Employment Agreement, which by the express terms of the Employment Agreement survive its termination, and which are incorporated herein by this reference. HAWKINS represents that he has thoroughly reviewed the terms of these covenants and acknowledges that this Agreement does not supersede or extinguish his preexisting confidentiality and other obligations to CONVERGYS.

b) CONVERGYS and HAWKINS agree that because this Agreement resolves all claims arising out of or related to HAWKINS’ employment, separation from employment and the Employment Agreement, Section 10 of the Employment Agreement, entitled “Remedies,” shall not survive the termination of the Employment Agreement except as follows:

(i) If HAWKINS claims that CONVERGYS has breached this Agreement, his sole remedy for such breach shall be through resort to final and binding arbitration in accordance with the terms of Section 10 of the Employment Agreement; and

(ii) CONVERGYS retains the right set forth in Section 10 of the Employment Agreement to pursue, in any forum, injunctive and equitable relief, for redress of or to prevent any breach by HAWKINS of Sections 7, 8, 9, 11 or 12 of the Employment Agreement. HAWKINS acknowledges and confirms that his obligations remaining under the Employment Agreement are of a special, unique and extraordinary character, and that the breach of any such obligation will cause CONVERGYS irreparable injury and damage.

2.	Consideration.

In exchange for the promises and releases of HAWKINS, CONVERGYS agrees that HAWKINS’ outstanding vested stock options may continue to be exercised by HAWKINS until the end of the 60 business day period following his Effective Retirement Date. Further, the parties agree as to each of the items contained in Exhibit 1 to this Agreement. The parties further agree that HAWKINS has no other right or entitlement and will never make any claim to any funds from CONVERGYS either by way of salary or pursuant to any employee benefit plan, contract or document whatsoever, other than those items contained in Exhibit 1 to the Agreement.

HAWKINS understands and agrees that he is solely responsible for any tax consequences resulting from his receipt of payments and benefits set forth in this paragraph 2 and/or paid as a result of his retirement, that CONVERGYS will provide him appropriate W-2s and/or Form 1099s, or other tax forms, and HAWKINS will indemnify and hold harmless CONVERGYS for his failure to pay required taxes on such payments and benefits.

HAWKINS acknowledges that the consideration described in this paragraph 2 is in exchange for HAWKINS’ release of claims, and is in excess of what is otherwise owed to HAWKINS under any policy, benefit plan or other obligation of CONVERGYS.

3.	Release.

In consideration of the promises set forth in Section 2, HAWKINS, and his heirs and estate, hereby release CONVERGYS, each of its subsidiaries and affiliated companies, and each of their stockholders, respective directors, employees, agents, representatives, successors, and assigns from any and all claims, liabilities, promises, agreements, and lawsuits (including claims for attorneys’ fees, costs, back pay, front pay, benefits and punitive and compensatory damages) of any nature whatsoever, including those asserting individual liability and claims to payment or credit under the Company’s policies or benefit plans (except for vested benefits under established Company benefit plans), arising from or related to his employment with CONVERGYS, the Employment Agreement, and his separation, including any and all claims of race, color, sex, national origin, ancestry, religion, disability, age or other discrimination, harassment, or retaliation, including any and all claims under the Ohio Civil Rights Act, Ohio Revised Code (“O.R.C.”) Section 4112 (and sections following), the Ohio Whistleblower’s Act, O.R.C. Section 4113.52 (and sections following), the Ohio Workers’ Compensation Retaliation Law, O.R.C. Section 4123.90, Title VII of the Civil Rights Act of 1964, 42 USC Section 2000e (and sections following), the Employee Retirement Income Security Act, 29 USC Section 1001 (and sections following), the Reconstruction Era Civil Rights Act, 42 USC Section 1981 (and sections following), the Age Discrimination in Employment Act (“ADEA”), 29 USC Section 621 (and sections following), the Americans with Disabilities Act, 42 USC

Section 12101 (and sections following), the Family and Medical Leave Act, 29 USC Section 2601 (and sections following), the Worker Adjustment and Retraining Notification Act, 29 USC Section 2100 (and sections following), and the amendments to such laws, as well as any similar or related statute(s) of Ohio or another state or district, and fully and completely releases CONVERGYS, each of its subsidiaries and affiliated companies, and each of their stockholders, respective directors, employees, agents, representatives, successors, and assigns from any and all claims, liabilities, promises, agreements, and lawsuits (including claims for attorneys’ fees, costs, back pay, front pay, benefits and punitive and compensatory damages) of any nature whatsoever, whether based on a theory of breach of contract, promissory estoppel, wrongful termination, personal injury, defamation, loss of consortium, distress, humiliation, loss of standing and prestige, public policy, or any other tort, whether such claims are known or unknown, which HAWKINS now has, or claims to have against CONVERGYS for circumstances arising out of or connected with his employment with CONVERGYS, his separation from employment, the Employment Agreement, or any other event or circumstance occurring prior to the eighth day following the Effective Date of this Agreement, and also including any claims that may depend upon the identity (whether known or unknown to HAWKINS) of CONVERGYS’ selection of anyone to perform some or all of the duties formerly performed by HAWKINS.

In consideration of the promises set forth in this Agreement, CONVERGYS releases HAWKINS and his heirs and estate from claims and liabilities, which CONVERGYS now has, or claims to have against HAWKINS for circumstances arising out of or connected with his employment with CONVERGYS, his retirement from employment, the employment agreement, or any other related event or circumstance (whether known or unknown to CONVERGYS).

HAWKINS’ and CONVERGYS’ releases specifically do not include their:

a) rights to enforce this Agreement;

b) rights to indemnification under CONVERGYS’ articles of incorporation and bylaws;

c) rights to indemnification under the directors’ and officers’ liability insurance policies maintained by CONVERGYS; and

d) benefit continuation/conversion rights under CONVERGYS’ employee benefit plans.

HAWKINS and CONVERGYS agree that neither has filed, and will not file, any lawsuit or arbitration action against the other with respect to any claim, including, but not limited to those released under the preceding paragraph. HAWKINS waives any right to re-employment with CONVERGYS, and agrees that CONVERGYS may reject any application he makes for re-employment without any liability whatsoever.

HAWKINS also agrees that this Agreement shall serve as notice of resignation as an officer and/or director of CONVERGYS and any and all of its affiliated entities effective as of the Effective Retirement Date. HAWKINS agrees to execute any and all documents and take any and all actions as may be necessary to give effect to this resignation, including, but not limited to, executing all documents necessary to effect resignation from all director and officer positions, with CONVERGYS and its subsidiaries.

CONVERGYS agrees that its officers and directors who have knowledge of the terms of this Agreement will not disparage HAWKINS, and will maintain the confidentiality of this Agreement except as required by law. HAWKINS agrees that he will not disparage CONVERGYS, and will maintain the confidentiality of this Agreement as required by law.

4.	Return of CONVERGYS Property.

HAWKINS certifies that he has delivered to CONVERGYS or will cause to be delivered to CONVERGYS the following:

a) any and all CONVERGYS equipment and property, and all documents or other tangible materials (whether originals, copies, or abstracts, and including, without limitation, price lists, question guides, outstanding quotations, books, records, manuals, files, sales literature, training materials, calling or business cards, credit cards, customer lists or records, correspondence, computer printout documents, contracts, orders, messages, phone and address lists, memoranda, notes, work papers, agreements, drafts, invoices and receipts) which in any way relate to CONVERGYS’ or its affiliates’ business or were prepared, compiled, used or acquired by HAWKINS while employed by CONVERGYS, excluding personal items paid for by HAWKINS;

b) all keys, combinations, badges and access codes to the premises, facilities and equipment of CONVERGYS and/or its affiliates (including without limitation, the offices, desks, storage cabinets, safes, data processing systems and communications equipment), whether furnished to HAWKINS by CONVERGYS or its affiliates. The above reference shall include any personal property, equipment or documents prepared, used or acquired by HAWKINS with funds expended by CONVERGYS or its affiliates while he was employed by CONVERGYS, excluding personal items paid for by HAWKINS.

5.	General.

a) This Agreement constitutes the entire agreement and understanding of the parties regarding the subject matter hereof and supersedes all prior agreements, arrangements, and understandings with HAWKINS except as set forth above in Section 1. This Agreement may be amended or modified only by a writing signed by the parties hereto.

b) No waiver with respect to any provision of this Agreement shall be effective unless in writing. The waiver by either party hereto of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any other or subsequent breach.

c) In the event of any action or proceeding regarding this Agreement, the prevailing party, in addition to all other legal or equitable remedies possessed, shall be entitled to be reimbursed for all costs and expenses, including reasonable attorneys’ fees, incurred by reason of such action or proceeding.

d) The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

e) This Agreement shall be binding upon and inure to the benefit of CONVERGYS, its subsidiaries, affiliates, successors and assigns, and HAWKINS, his heirs and personal representatives.

f) HAWKINS acknowledges that:

(i) he was given 21 days to consider this Agreement, that he may revoke this Agreement within 7 days after signing it by providing CONVERGYS with notice of revocation, c/o Clark Handy, 201 East Fourth Street, Cincinnati, OH 45202, (513) 723-3413 (facsimile), and that, in the event of such revocation, CONVERGYS shall have no obligations under paragraph 2 of this Agreement;

(ii) he has not been pressured, coerced, or otherwise forced to execute this Agreement and he is entering into this Agreement voluntarily;

(iii) he has not relied upon any statement or promise made by or on behalf of CONVERGYS that is not contained in this Agreement;

(iv) he understands this Agreement;

(v) he understands and intends that this Agreement fully and completely releases CONVERGYS from any claims he may have; and

(vi) he understands that CONVERGYS may be required to disclose his retirement and the terms of this Agreement to the SEC and the public;

(vii) he understands his right, and has been advised, to discuss this Agreement with his private attorney.

h) The laws of the State of Ohio shall govern this Agreement without giving effect to the conflicts of law provisions thereof.

CONVERGYS CORPORATION

By:	/s/ David F. Dougherty	/s/ William H. Hawkins II
	DAVID F. DOUGHERTY	WILLIAM H. HAWKINS II

Date:	June 26, 2007	Date:	June 26, 2007

		Witness:	Randolph Freking

EXHIBIT I

Payment to HAWKINS of benefits under the Convergys Corporation Retirement and Savings Plan and Convergys Corporation Pension Plan (excluding the non-qualified portion of Pension Plan) per the terms of those plans and elections made by HAWKINS thereunder.

Payment to HAWKINS of benefits under the Convergys Corporation Executive Deferred Compensation Plan per the terms of the plan, elections made by HAWKINS thereunder, and the requirements of Code Section 409A.

Payment to HAWKINS of benefits under the Convergys Corporation Supplemental Executive Retirement Plan per the terms of the plan, elections made by HAWKINS thereunder, and the requirements of Code Section 409A. Payment will be made 6 months following HAWKINS’ Effective Retirement Date.

Issuance to HAWKINS of 17,000 shares under HAWKINS’ 2004 Performance Based Restricted Stock Unit Award within 30 days of HAWKINS’ Effective Retirement Date. HAWKINS’ other outstanding Performance Based Restricted Stock Unit Awards and his outstanding Time Based Restricted Stock Unit Awards and Performance Cash Unit Awards are forfeited as of his Effective Retirement Date per the terms of the agreements governing such awards.

Opportunity to elect to continue health care coverage per the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1986 and the terms of the health care plan for the maximum period of time allowed under the law.